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                                                                   Exhibit 10.48

                           LEASE TERMINATION AGREEMENT

1.       Parties.

         This Agreement, dated as of ___________, is between 400 River Limited Partnership ("Landlord"), and NaviSite, Inc. ("Tenant").

2.       Recitals.

         2.1 Landlord and Tenant entered into a Lease, dated as of ____________, for the project commonly known as 400 Minuteman Road, Andover, Massachusetts. This Lease, together with all amendments and modifications thereto, collectively are called the "Lease." Unless otherwise defined, terms used in this Amendment have the same meanings as those in the Lease.

         2.2 Tenant has agreed to purchase the Premises from Landlord pursuant to a Purchase and Sale Agreement dated on or about the date hereof. In connection with that sale, the parties have agreed to terminate the Lease earlier than the originally-scheduled expiration date, with the new expiration date to coincide with the closing of that sale. In order to accomplish this and other matters, for $10.00 and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree and the Lease is amended as follows as of this date, notwithstanding anything to the contrary:

3.       Amendments.

         3.1 The expiration date of the Lease will be the date that Tenant's purchase of the Premises from Landlord closes and Landlord receives the full purchase price therefor (the "New Expiration Date"), and on that date the Lease will expire and terminate. Tenant will pay all rent due under the Lease through and until the New Termination Date, whether billed before or after the New Termination Date. On request of the other, each party will confirm to the other in writing the correct New Termination Date when and if it occurs (but failure to so confirm will not alter the New Termination Date when and if it occurs). These obligations will survive the expiration and termination of the Lease. The expiration and termination of the Lease pursuant to this Agreement will not relieve Tenant from Liabilities arising from defaults under the Lease occurring prior thereto, or from Liabilities under the Lease that survive expiration or termination pursuant to the specific terms of the Lease or this Agreement, or from Liabilities under this Agreement.

         3.2 Provided that Tenant's purchase of the Premises from Landlord closes and Landlord receives the full purchase therefor, and the Lease terminates as described above, Landlord will cause to be returned to ______ that certain Standby Letter of Credit # _________, issued as of _________ by ________ in favor of _________, as amended, which was delivered on behalf of Tenant under the Lease.

         3.3 Time is of the essence in this Agreement. This is an integrated, severable agreement, and is binding on the parties hereto, and inures to the benefit of the parties hereto. This Agreement will be governed by the local laws of Massachusetts applicable to agreements to be wholly performed therein. If there is any dispute, action or proceeding involving this Agreement or its enforcement, the prevailing party will be entitled to reasonable attorneys' fees and costs, and each party submits to exclusive jurisdiction and venue in the State or Federal Courts of Massachusetts. This Agreement may be executed in counterparts, all of which together will constitute one agreement.

         IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as of the date in Article 1 above.

NAVISITE, INC.                    400 RIVER LIMITED PARTNERSHIP, a Massachusetts
                                  limited partnership
By:
       Name:                      By:   Niuna-400 River, Inc., general partner
       Title:
       Authorized Signature             By:

By:                                             Name:
       Name:                                    Title:
       Title:                                   Authorized Signature
       Authorized Signature